Exhibit 3.4

TRUST AGREEMENT
OF
PERMROCK ROYALTY TRUST

This Trust Agreement of PermRock Royalty Trust is entered into and effective as of the 22 day of November, 2017 (this “Trust Agreement”), by and among BOAZ ENERGY II, LLC, a Delaware limited liability company with its principal office in Midland, Texas, as trustor (together with its successors and assigns, “Boaz Energy” or the “Trustor”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association with its principal office in Wilmington, Delaware (the “Delaware Trustee”), and SOUTHWEST BANK, a Texas banking association organized under the laws of the United States of America with its principal place of business in Fort Worth, Texas (the “Issuer Trustee”), as trustees (collectively referred to herein as the “Trustees”). Boaz Energy and the Trustees hereby agree as follows:

1.                                      The trust created hereby shall be known as “PermRock Royalty Trust” (the “Trust”), in which name the Trustees or Boaz Energy, to the extent provided herein, may conduct the business of the Trust, make and execute contracts, and sue and be sued.

2.                                      Boaz Energy hereby assigns, transfers, conveys and sets over to the Trust the sum of $10. Such amount shall constitute the initial trust estate. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under the Delaware Statutory Trust Act, Title 12, Chapter 38 of the Delaware Code, Sections 3801, et seq. (the “Trust Act”), and that this Trust Agreement constitute the governing instrument of the Trust. The Trustees are hereby authorized and directed to execute and file a certificate of trust with the Secretary of State of the State of Delaware in the form attached hereto in accordance with the Trust Act.

3.                                      Boaz Energy and the Trustees will enter into an amended and restated trust agreement satisfactory to each such party to provide for the contemplated operation of the Trust created hereby and the issuance of the trust securities referred to therein. Prior to the execution and delivery of such amended and restated trust agreement, the Trustees shall not have any duty or obligation hereunder or with respect of the trust estate, except as otherwise contemplated by this Trust Agreement, required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise. Notwithstanding the foregoing, the Trustees may take all actions deemed proper as are necessary to effect the transactions contemplated herein.

4.                                      Boaz Energy, as trustor and an agent of the Trust, is hereby authorized, in its sole discretion, (i) to prepare and file with the Securities and Exchange Commission (the “Commission”) and to execute, in the case of the 1933 Act Registration Statement and 1934 Act Registration Statement (as herein defined), on behalf of the Trust, (a) a Registration Statement (the “1933 Act Registration Statement”), including all pre-effective and post-effective amendments thereto, relating to the registration under the Securities Act of 1933, as amended (the “1933 Act”), of the trust securities of the Trust, (b) any preliminary prospectus or prospectus or supplement thereto relating to the trust securities of the Trust required to be filed pursuant to the 1933 Act, and (c) a Registration Statement on Form 8-A or other appropriate form (the “1934 Act Registration Statement”), including all pre-effective and post-effective amendments thereto, relating to the registration of the trust securities of the Trust under the Securities Exchange Act of 1934, as amended; (ii) if and at such time as determined by Boaz Energy, to file with the New York Stock Exchange or other exchange, or the Financial Industry Regulatory Authority, Inc. (“FINRA”), and execute on behalf of the Trust a listing application and all other applications, statements, certificates, agreements and other instruments as shall be necessary or desirable to cause the trust securities of the Trust to be listed on the New York Stock Exchange or such other exchange, or the NASDAQ Global Market; (iii) to file and execute on behalf of the Trust, such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents that shall be necessary or desirable to register the trust securities of the Trust under the securities or “blue sky” laws of such jurisdictions as Boaz Energy, on behalf of the Trust, may deem necessary or desirable; (iv) to execute and deliver letters or documents to, or instruments for filing with, a depository relating to the trust securities of the Trust; and (v) to execute, deliver and perform on behalf of the Trust an underwriting agreement with one or more underwriters relating to the offering of the trust securities of the Trust; provided, that Boaz Energy shall provide the Trustees with an opportunity to review and comment on a draft of the 1933 Act Registration Statement prior to its filing, and Boaz Energy shall not file such registration statement if the Trustees reasonably object to such filing; provided, further, that the Trustees’ sole responsibility in reviewing or commenting on any such draft of such registration statement shall be to confirm any information therein provided to Boaz Energy by the Issuer Trustee or the Delaware Trustee specifically for inclusion in such registration statement.

In the event that any filing referred to in this Section 4 is required by the rules and regulations of the Commission, the New York Stock Exchange or other exchange, FINRA, or state securities or “blue sky” laws to be executed on behalf of the Trust by the Trustees, the Trustees, in their capacity as trustees of the Trust, are hereby authorized to join in any such filing and to execute on behalf of the Trust any and all of the foregoing, it being understood that the Trustees, in their capacity as trustees of the Trust, shall not be required to join in any such filing or execute on behalf of the Trust any such document unless required by the rules and regulations of the Commission, the New York Stock Exchange or other exchange, FINRA, or state securities or “blue sky” laws; provided, however, that the Trustees in their discretion may resign if they elect not to join in any such filing or to execute any such document.

5.                                      This Trust Agreement may be executed in two or more counterparts, each of which shall be an original, but all such counterparts shall together constitute one and the same agreement.

6.                                      The number of trustees of the Trust initially shall be two and thereafter the number of trustees of the Trust shall be such number as shall be fixed from time to time by a written instrument signed by Boaz Energy which may increase or decrease the number of trustees of the Trust; provided, however, that to the extent required by the Trust Act, one trustee of the Trust shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity that has its principal place of business in the State of Delaware and otherwise meets the requirements of applicable law and that the Trust shall have at least one other trustee other than the Delaware Trustee to perform all obligations and duties other than fulfilling the Trust’s obligations pursuant to Section 3807(a) of the Trust Act. Subject to the foregoing, Boaz Energy is entitled to appoint or remove without cause any trustee of the Trust at any time. Any trustee of the Trust may resign upon thirty days’ prior notice to Boaz Energy. In the event of the removal or resignation of the Delaware Trustee where a successor trustee meeting the requirements of the Trust Act is required, if no such successor trustee shall have been appointed within 30 days after notice of such removal or resignation has been given, the Delaware Trustee may, after delivery of written notice to Boaz Energy and at the expense of Boaz Energy, petition a court of competent jurisdiction for the appointment of a successor trustee. Any corporation or other entity into which the Issuer Trustee or the Delaware Trustee may be merged or with which it may be consolidated, or any corporation or other entity resulting from any merger or consolidation to which the Issuer Trustee or the Delaware Trustee shall be a party, or any corporation or other entity which succeeds to all or substantially all of the corporate trust business of the Issuer Trustee or the Delaware Trustee, as applicable, shall be the successor of such trustee under this Trust Agreement without the execution, delivery or filing of any paper or instrument or further act to be done on the part of the parties hereto, except as may be required by applicable law.

7.                                      The Delaware Trustee shall not have any of the powers or duties of the Trustees set forth herein and shall be a Trustee of the Trust for the sole purpose of satisfying the requirements of Section 3807(a) of the Trust Act to have at least one trustee who has its principal place of business in the State of Delaware.

8.                                      Neither of the Trustees shall be liable to the Trust or its beneficiaries for any of its acts or omissions except for acts or omissions constituting bad faith or willful misconduct. The Trustees shall not have any duty or obligation to manage or deal with the Trust’s property, or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Trust is a party, except as expressly provided by the terms of this Trust Agreement,  and no implied duties or obligations shall be read herein against the Trustees, including without limitation that no action requested of the Trustees shall require the performance of any investigation, analysis, or other due diligence activities by the Trustees in respect to such action or the performance of its duties on behalf of the Trust generally.

9.                                      Pursuant to Section 3803(b) of the Trust Act, none of the Trustees shall be liable to any person other than the Trust or a beneficiary of the Trust for any act, omission or obligation of the Trust or any other trustee thereof. All persons having any claim against the Trust, the Trustor or any Trustees by reason of the transactions contemplated by this Trust Agreement or any other agreement or instrument related to the Trust shall look only to the Trust’s property for payment or satisfaction thereof.

10.                               To the extent that, at law or in equity, the Trustees have duties (including fiduciary duties) and liabilities relating to the Trust or to any person (as that term is defined in the Trust Act), the Trustees’ duties and liabilities are hereby eliminated and restricted to the fullest extent allowable under applicable law, and the Trustees shall not be liable to the Trust or to such other persons for their good faith reliance on the provisions of this Trust Agreement.  To the extent that provisions of this Trust Agreement restrict or eliminate the duties (including fiduciary duties) and liabilities of the Trustees otherwise existing at law or in equity, such provisions are agreed by the parties hereto to replace such other duties and liabilities of the Trustees.

11.                               Boaz Energy hereby agrees to (i) compensate the Trustees in accordance with separate fee agreements with the Trustees, and (ii) reimburse the Trustees for all reasonable expenses (including reasonable fees and expenses of counsel and other experts) incurred in connection herewith. The Trustees (as such and in their individual capacities) and their respective officers, directors, employees, shareholders and agents shall be indemnified and held harmless by Boaz Energy with respect to any loss, liability, claim, damage, action, suit, tax, penalty, cost, disbursement or expense of any kind or nature whatsoever (including the reasonable fees and expenses of counsel) incurred by the Trustees (as such and in their individual capacities) arising out of or incurred in connection with the acceptance or performance by the Trustees of their respective duties and obligations contained in this Trust Agreement, the creation, operation, administration or termination of the Trust or the transactions contemplated hereby; provided, however, that the Trustees (including their respective officers, directors, employees, shareholders and agents) shall not be indemnified or held harmless as to any such loss, liability, claim, damage, action, suit, tax, penalty, cost, disbursement or expense of any kind or nature whatsoever (including the reasonable fees and expenses of counsel) if such loss has been finally adjudged to have been incurred by reason of their respective willful misconduct, bad faith or gross negligence. Any such losses shall be paid by Boaz Energy as they are incurred. The obligations of Boaz Energy under this Section 11 shall survive the resignation or removal of the Trustees and the termination of this Trust Agreement.

12.                               The Trust may be dissolved before the issuance of the trust securities of the Trust at the election of Boaz Energy. Upon dissolution, the Trustees shall, at the written direction and expense of Boaz Energy, wind up the Trust and file a certificate of cancellation in accordance with the Trust Act. Any remaining liabilities or expenses of the Trust shall be paid by Boaz Energy.

13.                               This Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles); provided, however, that there shall not be applicable to the parties hereunder or this agreement any provision of the laws (common or statutory) of the state of Delaware pertaining to trusts (other than the Trust Act) that relate to or regulate, in a manner inconsistent with the terms hereof, (A) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (B) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (C) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (D) fees or other sums payable to trustees, officers, agents or employees of a trust, (E) the allocation of receipts and expenditures to income or principal, (F) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets or (G) the establishment of fiduciary or other standards of responsibility or limitations on the acts or powers of trustees that are inconsistent hereunder as set forth or referenced in this agreement. Sections 3540 and 3561 of Title 12 of the Delaware Code shall not apply to the Trust.

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IN WITNESS WHEREOF, Boaz Energy, the Delaware Trustee and Issuer Trustee have caused this Agreement to be duly executed the day and year first above written.

BOAZ ENERGY II, LLC

By:	/s/ Marshall Eves
Name:	Marshall Eves
Title:	Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:	/s/ Eric A. Kardash
Name:	Eric A. Kardash
Title:	Assistant Vice President

SOUTHWEST BANK

By:	/s/ Lee Ann Anderson
Name:	Lee Ann Anderson
Title:	Senior Vice President and Senior Trust Administrator

[Signature Page to Trust Agreement]